SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 27, 2006

MERCANTILE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-5127	52-0898572
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203

(Address of principal executive offices) (Zip Code)

(410) 237-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01Entry into a Material Definitive Agreement

On March 27, 2006, Mercantile Bankshares Corporation, a Maryland corporation (“Bankshares”) and James Monroe Bancorp, Inc., a Virginia corporation (“James Monroe”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). In connection with the execution of the Merger Agreement, (i) all directors of James Monroe entered into Voting Agreements with Bankshares dated as of March 27, 2006 (the “Voting Agreements”) and (ii) John Maxwell, the President and Chief Executive Officer of James Monroe, and three lending officers have signed employment agreements with Mercantile-Safe Deposit and Trust Company (“Merc-Safe”), a subsidiary of Bankshares.

The Merger Agreement

The Merger Agreement provides for a business combination whereby James Monroe will merge (the “Merger”) with and into Bankshares, with Bankshares as the surviving corporation in the merger. Concurrently with the Merger, James Monroe’s subsidiary bank, James Monroe Bank, will merge with and into Merc-Safe, with Merc-Safe as the surviving bank in the merger. The Board of Directors of Bankshares has approved the Merger and the Merger Agreement.

At the effective time and as a result of the Merger, each outstanding share of James Monroe’s common stock (the “Company Shares”) will be converted into the right to receive either (i) $23.50 in cash without interest (the “Cash Election Price”), or (ii) .6033 of Bankshares’ common stock (the “Exchange Ratio”, and together with the Cash Election Price, the “Merger Consideration”). Each shareholder of James Monroe will be entitled to elect the number of its Company Shares to be exchanged for the Cash Election Price or to make no election, subject to a proration which will provide that at least 50% but not more than 66% of the aggregate Merger Consideration is paid in Bankshares common stock. The Merger will be tax-free to the shareholders of James Monroe, as to the portion of the Merger Consideration received as Bankshares common stock. Outstanding James Monroe stock options will be “rolled over” into stock options of Bankshares.

Bankshares and James Monroe have made customary representations, warranties and covenants in the Merger Agreement, including, among others, James Monroe covenants (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions, (ii) to cause a James Monroe shareholder meeting to be held to consider approval of the Merger, and (iii) subject to certain exceptions, for James Monroe’s board of directors to recommend adoption and approval by its shareholders of the Merger Agreement.

Consummation of the Merger is subject to various customary conditions which include: the approval by the shareholders of James Monroe; no legal impediment to the Merger; the receipt of required regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Bank Holding Company Act of 1956 and the Bank Merger Act. The Merger Agreement contains certain termination rights for both Bankshares and James Monroe, and further provides that, upon termination of the Merger Agreement under specified circumstances, James Monroe may be required to pay Bankshares a termination fee of $5,000,000.

A copy of the Merger Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement has been included to provide investors with information regarding its terms and is not intended to modify or supplement any factual disclosures about James Monroe and its affiliates or Bankshares and its affiliates in their respective public reports filed with the SEC. The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other as of specific dates. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstances or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or under securities laws.

The Voting Agreements

Each director of James Monroe has executed and delivered a Voting Agreement with respect to his or her Company Shares which requires that such shareholder vote for approval of the Merger and the Merger Agreement. Such shareholders collectively own approximately 22% of the outstanding Company Shares. A copy of the form of Voting Agreement entered into by the directors of James Monroe is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	2.1	Agreement and Plan of Merger, dated as of March 27, 2006, between Mercantile Bankshares Corporation and James Monroe Bancorp, Inc.

	10.1	Form of Voting Agreements, dated as of March 27, 2006, between Mercantile Bankshares Corporation and directors of James Monroe Bancorp, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mercantile Bankshares Corporation
(Registrant)

Date: March 27, 2006	/s/ Terry L. Troupe
Terry L. Troupe
Chief Financial Officer and
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 27, 2006, between Mercantile Bankshares Corporation and James Monroe Bancorp, Inc.
10.1	Form of Voting Agreements, dated as of March 27, 2006, between Mercantile Bankshares Corporation and directors of James Monroe Bancorp, Inc.